Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-260696, 333-260697, 333-263892, 333-270456, and 333-277866 on Form S-8 of our report dated March 11, 2025, relating to the financial statements of Allbirds, Inc., appearing in the Annual Report on Form 10-K of Allbirds, Inc. for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
San Francisco, California
March 11, 2025